Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2015 RESULTS

AND PROVIDES GUIDANCE FOR FISCAL 2016

Positive Comparable Store Sales and Traffic in Fourth Quarter and Full Fiscal Year

Fourth Quarter Operating Income and Diluted EPS Increased 21%

LEBANON, Tenn. – September 16, 2015 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the fourth quarter and for the fiscal year ended July 31, 2015. The Company also provided guidance for its 2016 fiscal year and first quarter:

Fourth Quarter Fiscal 2015 Highlights

•	Compared to the prior year fourth quarter, comparable store traffic increased 0.8%; comparable store restaurant sales increased 3.8%; comparable store retail sales increased 0.6%; and operating income as a percent of total revenue increased 140 basis points to 10.1%.

•	Fifteenth consecutive quarter of outperformance of the Knapp-Track™ casual-dining index.

•	Earnings per diluted share were $1.97 compared to diluted EPS of $1.63 in the prior year quarter.

Full Year Fiscal 2015 Highlights

•	Comparable store traffic increased 2.1%, comparable store restaurant sales increased 5.1% and comparable store retail sales increased 3.6%.

•	On a GAAP basis, earnings per diluted share were $6.82 compared to $5.51 in the prior year. Adjusted for the previously disclosed litigation settlement and the retroactive reinstatement of the Work Opportunity Tax Credit in the current year, and proxy contest expenses in the prior year, fiscal 2015 adjusted earnings per diluted share were $6.82, a 21.1% increase over adjusted earnings per diluted share of $5.63 in the prior year. (See non-GAAP reconciliation below.)

•	On a GAAP basis, operating income was 9.0% of total revenue, compared to 7.8% in fiscal 2014. On an adjusted basis, operating income was 9.1% of total revenue, compared with 7.9% in fiscal 2014.

•	Including a special dividend, the Company declared dividend payments to its shareholders of approximately $170 million during the fiscal year.

Commenting on the fourth quarter and full fiscal year results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “I am very pleased with our strong fiscal 2015 performance which reflects the strength of the differentiated Cracker Barrel brand and our ability to execute against our strategic initiatives to drive significant increases in comparable store sales and a 120 basis point improvement in operating income.”

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

Fourth-Quarter Fiscal 2015 Results

Revenue

The Company reported total revenue of $719.2 million for the fourth quarter of fiscal 2015, representing an increase of 3.8% over the fourth quarter of the prior year. Comparable store restaurant sales increased 3.8%, including a 3.0% increase in average check and a 0.8% increase in store traffic. The average menu price increase for the quarter was approximately 2.7%. Comparable store retail sales were up 0.6% for the quarter. The Company opened three new Cracker Barrel stores during the quarter, for a total of six new store openings during the fiscal year.

Comparable store restaurant traffic, average check and comparable store restaurant sales and retail sales for the fiscal months of May, June and July and the fourth quarter were as follows:

	May	June	July	Fourth Quarter
Comparable restaurant traffic	1.4%	1.2%	0.1%	0.8%
Average check	3.4%	3.3%	2.4%	3.0%
Comparable restaurant sales	4.8%	4.5%	2.5%	3.8%
Comparable retail sales	3.4%	0.1%	-1.2%	0.6%

Operating Income

Operating income in the fourth quarter was $72.7 million, or 10.1% of total revenue. Operating income in the prior year quarter was 8.7% of total revenue. As a percentage of total revenue, reductions in cost of goods sold, labor and related expenses, and store operating expenses were partially offset by an increase in general and administrative expenses.

Fiscal 2015 Results

The Company reported total revenue of $2.84 billion for the fiscal year, representing an increase of 5.9% over the prior year. Comparable store restaurant sales increased 5.1% including a 3.0% increase in average check and a 2.1% increase in store traffic. Comparable store retail sales were up 3.6% for the fiscal year.

Operating income for fiscal 2015 was $254.9 million, or 9.0% of sales compared to $208.4 million or 7.8% of sales in the prior year. Adjusted operating income for the year was $258.4 million, or 9.1% of sales. In comparison, adjusted operating income in the prior fiscal year was $212.7 million, or 7.9% of sales.

GAAP net income was $163.9 million, or $6.82 per diluted share, compared to $132.1 million or $5.51 per diluted share in the prior year. Adjusted net income was $164.0 million, or $6.82 per diluted share, compared to adjusted net income of $135.1 million, or $5.63 per diluted share in the prior year, representing a year-over-year increase in adjusted EPS of 21.1%.

Fiscal 2016 Outlook

For fiscal 2016, the Company expects total revenue of between $2.90 billion and $2.95 billion, and earnings per diluted share of between $7.15 and $7.30. The increased revenue projection for fiscal 2016 reflects the expected opening of seven or eight new Cracker Barrel stores, and projected increases in comparable store restaurant sales in a range of 2.5% to 3.5%, and comparable store retail sales in a range of 2.0% to 3.0%. The Company projects food commodity inflation in the range of 3.0% to 3.5% for the year, driven largely by expected increases in egg prices. The Company projects an operating income margin of approximately 9.0% of total revenue for fiscal 2016. The

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

Company expects depreciation expense between $78 million and $79 million; net interest expense between $14 million and $15 million; and capital expenditures between $110 million and $120 million. The Company expects an effective tax rate for fiscal 2016 of between 32% and 33%.

The Company expects to report earnings per diluted share for the first quarter of 2016 of between $1.50 and $1.60. The Company reminds investors that its outlook for fiscal 2016 reflects a number of assumptions, many of which are outside the Company’s control.

Retirement of Chief Financial Officer

The Company announced that its Chief Financial Officer, Lawrence E. Hyatt, plans to retire at the end of the 2016 fiscal year. Hyatt, who turns 61 next month, has been CFO since January 2011. He will participate in the search for his successor, and will assist with the transition.

Commenting on Hyatt’s retirement, Ms. Cochran said, “During his five years as Cracker Barrel’s CFO, Larry’s financial and business leadership have been instrumental to our Company’s success. While we will be sad to see him leave, all of us wish Larry and his family the best in his retirement.”

Fiscal 2015 Fourth-Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through September 30, 2015.

About Cracker Barrel

Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 637 company-owned locations in 42 states. Every Cracker Barrel store is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. – 11 p.m. For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for FY

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

2015 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Fiscal Year Ended
	7/31/15	8/1/14	Percentage Change	7/31/15	8/1/14	Percentage Change
Total revenue	$719,185	$692,747	4%	$2,842,284	$2,683,677	6%
Cost of goods sold (exclusive of depreciation and rent)	223,579	222,307	1	924,171	872,758	6
Labor and other related expenses	251,576	248,127	1	992,382	966,593	3
Other store operating expenses	132,698	132,032	1	523,307	506,533	3

Store operating income	111,332	90,281	23	402,424	337,793	19
General and administrative expenses	38,592	30,031	29	147,544	129,387	14

Operating income	72,740	60,250	21	254,880	208,406	22
Interest expense	3,541	4,352	(19)	16,679	17,557	(5)

Pretax income	69,199	55,898	24	238,201	190,849	25
Provision for income taxes	21,800	16,713	30	74,298	58,721	27

Net income	$47,399	$39,185	21	$163,903	$132,128	24

Earnings per share – Basic:	$1.98	$1.65	20	$6.85	$5.55	23

Earnings per share – Diluted:	$1.97	$1.63	21	$6.82	$5.51	24

Weighted average shares:
Basic	23,958,637	23,820,548	1	23,918,368	23,817,768	0
Diluted	24,095,808	23,989,886	0	24,048,924	23,966,015	0

Ratio Analysis
Total revenue:
Restaurant	81.8%	81.3%		79.9%	79.6%
Retail	18.2	18.7		20.1	20.4

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold (exclusive of depreciation and rent)	31.1	32.1		32.5	32.5
Labor and other related expenses	35.0	35.8		34.9	36.0
Other store operating expenses	18.4	19.1		18.4	18.9

Store operating income	15.5	13.0		14.2	12.6
General and administrative expenses	5.4	4.3		5.2	4.8

Operating income	10.1	8.7		9.0	7.8
Interest expense	0.5	0.6		0.6	0.7

Pretax income	9.6	8.1		8.4	7.1
Provision for income taxes	3.0	2.4		2.6	2.2

Net income	6.6%	5.7%		5.8%	4.9%

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	7/31/15	8/1/14
Assets
Cash and cash equivalents	$265,455	$119,361
Accounts receivable	18,050	22,704
Income tax receivable	0	2,973
Inventory	153,058	165,426
Prepaid expenses	14,167	11,997
Deferred income taxes	6,094	7,188
Property and equipment, net	1,052,636	1,043,284
Other long-term assets	66,748	59,315

Total assets	1,576,208	1,432,248

Liabilities and Shareholders’ Equity
Accounts payable	133,117	98,477
Other current liabilities	312,494	245,961
Long-term debt	400,000	375,000
Interest rate swap liability	8,704	3,239
Other long-term obligations	133,594	123,221
Deferred income taxes	50,031	57,709
Shareholders’ equity, net	538,268	528,641

Total liabilities and shareholders’ equity	$1,576,208	$1,432,248

Common shares issued and outstanding	23,975,755	23,821,227

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Twelve Months Ended
	7/31/15	8/1/14
Cash flows from operating activities:
Net income	$163,903	$132,128
Depreciation and amortization	72,955	68,389
Loss on disposition of property and equipment	6,872	5,163
Share-based compensation, net of excess tax benefit	11,505	6,676
Decrease (Increase) in inventories	12,368	(18,739)
Increase (Decrease) in accounts payable	34,640	(12,160)
Net changes in other assets and liabilities	31,812	(3,832)

Net cash provided by operating activities	334,055	177,625

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(90,490)	(90,564)
Proceeds from sale of property and equipment	1,876	1,749

Net cash used in investing activities	(88,614)	(88,815)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	0	(1)
(Taxes withheld) from exercise of share-based compensation awards, net	(4,816)	(8,457)
Excess tax benefit from share-based compensation	4,705	1,248
Purchases and retirement of common stock	0	(12,473)
Deferred financing costs	(3,537)	0
Dividends on common stock	(95,699)	(71,484)

Net cash used in financing activities	(99,347)	(91,167)

Net increase (decrease) in cash and cash equivalents	146,094	(2,357)
Cash and cash equivalents, beginning of period	119,361	121,718

Cash and cash equivalents, end of period	$265,455	$119,361

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Cracker Barrel Reports 15% Increase in Fourth-Quarter Earnings Per Share

September 16, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	7/31/15	8/1/14	7/31/15	8/1/14
Units in operation:
Open at beginning of period	634	627	631	624
Opened during period	3	4	6	7

Open at end of period	637	631	637	631

Total revenue: (In thousands)
Restaurant	$588,247	$563,510	$2,269,610	$2,137,405
Retail	130,938	129,237	572,674	546,272

Total revenue	$719,185	$692,747	$2,842,284	$2,683,677

Cost of goods sold: (In thousands)
Restaurant	$159,906	$156,655	$630,417	$589,390
Retail	63,673	65,652	293,754	283,368

Total cost of goods sold	$223,579	$222,307	$924,171	$872,758

Average unit volume: (In thousands)
Restaurant	$927.0	$896.6	$3,581.1	$3,414.7
Retail	206.3	205.6	903.6	872.7

Total	$1,133.3	$1,102.2	$4,484.7	$4,287.4

Operating weeks:	8,250	8,171	32,956	32,549

	Q4 2015 vs. Q4 2014	FY 2015 vs. FY 2014
Comparable store sales period to period increase:
Restaurant	3.8%	5.1%
Retail	0.6%	3.6%

Number of locations in comparable store base	625	621

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Cracker Barrel Reports Fourth Quarter Results

September 16, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP basis operating

results to adjusted non-GAAP operating results

(Unaudited and in thousands)

In the accompanying press release, the Company makes reference to As Adjusted general and administrative expenses, operating income, provision for income taxes and net income per share before the impact of the Fair Labor Standards Acts litigation, Work Opportunity Tax Credit, and proxy contest expenses. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for operating income or earnings per share or expense information prepared in accordance with GAAP.

	Fourth Quarter ended July 31, 2015			Fourth Quarter ended August 1, 2014
	As Reported	Adjust	As Adjusted	As Reported	Adjust	As Adjusted

Store operating income	$111,332	$—	$111,332	$90,281	$—	$90,281
General and administrative expenses	38,592	—	38,592	30,031	—	30,031

Operating income	72,740	—	72,740	60,250	—	60,250
Interest Expense	3,541	—	3,541	4,352	—	4,352

Pretax income	69,199	—	69,199	55,898	—	55,898
Provision for income taxes	21,800	—	21,800	16,713	—	16,713

Net income	$47,399	$—	$47,399	$39,185	$—	$39,185

Earning per share - Basic	$1.98	$—	$1.98	$1.65	$—	$1.65
Earning per share - Diluted	$1.97	$—	$1.97	$1.63	$—	$1.63

	Twelve months ended July 31, 2015			Twelve months ended August 1, 2014
	As Reported	Adjust	As Adjusted	As Reported	Adjust	As Adjusted
		(1), (2)			(3)

Store operating income	402,424	—	402,424	337,793	—	337,793
General and administrative expenses	147,544	(3,519)	144,025	129,387	(4,313)	125,074

Operating income	254,880	3,519	258,399	208,406	4,313	212,719
Interest Expense	16,679	—	16,679	17,557	—	17,557

Pretax income	238,201	3,519	241,720	190,849	4,313	195,162
Provision for income taxes	74,298	3,417	77,715	58,721	1,327	60,048

Net income	$163,903	$102	$164,005	$132,128	$2,986	$135,114

Earning per share - Basic	$6.85	$0.01	$6.86	$5.55	$0.13	$5.68
Earning per share - Diluted	$6.82	$—	$6.82	$5.51	$0.12	$5.63

(1)	Accrued liability and tax effects related to the settlement of the Fair Labor Standards Act litigation. Full year adjustment includes the amount accrued in the first quarter of 2015, which was not previously included in the reconciliation schedule.
(2)	Provision for taxes adjusted to exclude the $2.3 million prior year favorable effect of the retroactive reinstatement of the Work Opportunity Tax Credit.
(3)	Charges and tax effects of the special meeting of shareholders or proxy contest at the annual shareholders meeting.

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